FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

This Fourth Amendment to Employment Agreement (“Fourth Amendment”) is made by and between Robert J. Walker (“Employee”) and Cumulus Media Inc. (“Company”) on this 1st day of July, 2021.
WHEREAS, Employee and Company are parties to that certain Employment Agreement dated January 1, 2015, and as amended by that First Amendment to Employment Agreement dated February 19, 2016, and that Second Amendment to Employment Agreement dated August 26, 2016 and that Third Amendment to Employment Agreement dated September 26, 2017 (collectively, the “Agreement”);
WHEREAS, the Parties wish to modify the terms of the Agreement in accordance with the terms hereof; and
WHEREAS, this Fourth Amendment, once executed by the Parties, shall be incorporated into the Agreement and shall have the same force and effect as if it were part of the original Agreement between the Parties.
NOW THEREFORE, the Parties in consideration of the mutual promises set forth herein, hereby agree as follows:
1.Sections 1.6 and 2.1 of the Agreement are amended to delete the references to “Executive Vice President” and to insert in lieu thereof: “President, Cumulus Operations”.
2.The first paragraph of Section 3 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“TERM. The term of Employee’s employment by the Company under this Agreement (the “Employment Period”) will commence on January 1, 2015 and shall continue until December 31, 2024. The Employment Period will be automatically extended from year to year unless either the Company or Employee gives written notice of non-renewal on or before July 1, 2024 (but no earlier than June 1, 2024), or annually on or before July 1st thereafter (but no earlier than June 1st) that the Employment Period shall not be extended. The term “Employment Period” shall refer to the Employment Period if and as so extended.”
3.Section 4.1 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“Salary. Beginning on September 1, 2014, the Company shall pay to Employee the amount of $500,000 per annum, and beginning on January 1, 2022, the Company shall pay to Employee the amount of $600,000 per annum, in each case less all legally required and previously authorized deductions, payable semi-monthly or on such other payment schedule as shall be applied to all similarly situated employees, for work performed during the regular preceding pay period (“Base Salary”).
4.Section 4.2 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“4.2 Annual Bonus. At the end of each calendar year during the Employment Period, (i) beginning with calendar year 2018, Employee shall be eligible to receive an annual bonus in a target amount of $300,000, and (ii) beginning with calendar year

2022, the annual bonus target amount shall increase to $480,000 ( each, the “Target Bonus”), or such higher amount as determined in the sole discretion of the Chief Executive Officer. With regard to each such calendar year, at the sole election of the Chief Executive Officer, the Chief Executive Officer will propose to the Compensation Committee of the Board of Directors of the Company an executive incentive plan (“EIP”) that establishes the bases upon which bonus decisions for such Employee are to be made for that year. Such bases may include, without limitation, the achievement of performance criteria/goals relating to Employee, the various Job Duties of Employee, and/or the performance of the Company as a whole, as such criteria and goals are determined each year in good faith by the Chief Executive Officer. In the event that the Compensation Committee approves an EIP proposed by the Chief Executive Officer, such EIP shall be the basis upon which any bonus is awarded to Employee for that year. If the Compensation Committee does not approve an EIP for any given year, or the Chief Executive Officer elects not to propose one, the bases for awarding a bonus to Employee for that year shall be governed by the bonus provisions of this Agreement that were in effect immediately prior to January 1, 2016. Bonuses, if earned, will be paid within a reasonable time after the finance department closes out the relevant year, and all bonuses will be paid after sales adjustments and bad debt are taken into consideration. In the event that Employee is not a Cumulus employee at the end of any given year, Employee will not be eligible for an annual bonus related to Employee’s last year of employment. No pro rata bonuses are earned on services rendered during the quarter that Employee’s employment with the Company is terminated.”
5.Section 4.5 of the Agreement is deleted in its entirety and the following is inserted in lieu thereof:
“Vacation. Beginning with calendar year 2022, Employee shall be entitled to four (4) weeks of paid vacation during each calendar year of Employee’s employment hereunder, which shall accrue monthly on a pro rata basis. At yearend, any accrued by unused vacation may be ne rolled into the new calendar year and will be forfeited, unless otherwise required by law.”
6.All capitalized terms used herein, unless given specific definitions in this Fourth Amendment shall have the definition ascribed to such terms in the Agreement.
7.This Fourth Amendment shall be effective as of July 1, 2021 (the “Effective Date”).
Except as expressly amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.
This Fourth Amendment may be executed in any number of counterparts, each of which when taken together shall constitute one and the same original instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Fourth Amendment the day and year indicated herein.

COMPANY		EMPLOYEE
Cumulus Media Inc.		Robert J. Walker
By:	/s/ Richard Denning	/s/ Robert J. Walker
Name:	Richard Denning
Title:	SVP

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